Exhibit 99.1

PHH Corporation Announces Third Quarter 2013 Results

3Q13 Net Loss Attributable to PHH Corporation of $52 million or $0.90 per basic share

3Q13 Core Loss (after-tax)* of $45 million and Core Loss per Share* of $0.78

•                  3Q13 results include a $54 million pre-tax loss ($0.57 per basic share after tax) related to the early repayment of Senior notes due 2016 and $9 million ($0.10 per basic share after tax) in pre-tax severance costs related to mortgage capacity reductions.

•                  Total loan margin of 315 bps in 3Q13, a 33 bps decrease from 2Q13 and a 105 bps decrease from 3Q12

•                  3Q13 total mortgage closings unchanged from 2Q13, but sequential quarter declines in mortgage applications (36%) and interest rate lock commitments expected to close (46%)

•                  Fleet segment profit of $24 million, up from $21 million in both 2Q13 and 3Q12

Mt. Laurel, NJ — November 6, 2013 — PHH Corporation (NYSE: PHH) (“PHH” or the “Company”) today announced financial results for the quarter ended September 30, 2013.

For the quarter ended September 30, 2013, the Company reported a net loss attributable to PHH Corporation of $52 million or $0.90 per basic share.  Core loss (after-tax)* and core loss per share* for the quarter ended September 30, 2013, were $45 million and $0.78, respectively.  These results include a $54 million pre-tax loss ($0.57 per basic share after tax) related to the early repayment of Senior notes due 2016 and $9 million ($0.10 per basic share after tax) in pre-tax severance costs related to capacity reductions for the current mortgage origination environment.

Tangible book value per share* was $27.33 at September 30, 2013, down 3% from $28.14 at June 30, 2013.

Glen A. Messina, president and CEO of PHH Corporation, said, “In the third quarter, our Fleet business delivered a 14% increase in segment profit over the prior year; however, our Mortgage business generated a loss due to lower total loan margins, lower lock volume, and severance costs related to our recent capacity reduction actions.  We are taking swift and decisive action in our Mortgage business to reduce capacity, lower fixed costs, and reposition the business for a smaller, home purchase driven market.  During the third quarter, we saw home purchase related mortgage applications increase by 21% over the prior year quarter and mortgage quality related costs decline 86% from the prior year quarter. We expect our mortgage capacity reduction actions taken to date to generate at least $60 million in annualized expense savings compared to our second quarter run rate, absent an increase in volumes.”

Messina added, “Through the successful execution of our strategic priorities over the past two years, we have significantly improved our liquidity position, capital structure and operating execution, and as a result, we are in a much better position to deal with the cyclical and dynamic nature of the mortgage industry. We are pleased with the progress we have made toward our vision for PHH as a more capital-light business, with greater scale, less volatile cash flows, and greater operational and capital efficiency.”

Summary Consolidated Results

(In millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net revenues	$615	$624	$2,167	$1,960
(Loss) income before income taxes	(74)	(56)	180	(12)
Net (loss) income attributable to PHH Corporation	(52)	(42)	90	(24)

Basic (loss) earnings per share attributable to PHH Corporation	$(0.90)	$(0.74)	$1.58	$(0.42)
Diluted (loss) earnings per share attributable to PHH Corporation	(0.90)	(0.74)	1.38	(0.42)

Weighted-average common shares outstanding:
Basic shares (in millions)	57.383	56.842	57.318	56.768
Diluted shares (in millions)	57.383	56.842	65.503	56.768

Non-GAAP Results*
Core (loss) earnings (pre-tax)	$(69)	$67	$(59)	$191
Core (loss) earnings (after-tax)	(45)	42	(35)	122

Core earnings (loss) per share	$(0.78)	$0.74	$(0.61)	$2.15

Adjusted cash flow	$40	$120	$254	$415

* Non-GAAP Financial Measures

Core earnings or loss (pre-tax), core earnings or loss (after-tax), core earnings or loss per share, adjusted cash flow, tangible book value and tangible book value per share are financial measures that are not in accordance with U.S. generally accepted accounting principles (GAAP).  See the “Note Regarding Non-GAAP Financial Measures” below for a detailed description of these and certain other Non-GAAP financial measures and reconciliations of such Non-GAAP financial measures to their most directly comparable GAAP financial measures as required by Regulation G.

Mortgage Production and Mortgage Servicing

Mortgage Production Segment Loss

Mortgage Production segment loss in the third quarter of 2013 was $22 million, down from a profit of $44 million in the second quarter of 2013 and $122 million in the third quarter of 2012.  The segment loss compared to the segment profit in the comparable periods was primarily due to declines in IRLCs expected to close and in total loan margin.  The declines in IRLCs expected to close to $2.9 billion in the 3Q13 were driven by declines in mortgage applications as continued higher interest rates lowered demand for mortgages and we experienced a continued shift in mix toward fee-based originations.  Total loan margins decreased to 315 bps during the third quarter of 2013, compared to 348 bps in the second quarter of 2013 and 420 bps in the third quarter of 2012.  The segment loss in the third quarter of 2013 also includes $9 million of severance costs related to reducing our capacity for the current origination environment.

Mortgage Servicing Segment Loss

Mortgage Servicing segment loss in the third quarter of 2013 was $28 million, which included an unfavorable $11 million market-related fair value adjustment to our MSR, as mortgage interest rates remained relatively steady in the quarter.  The reductions in MSR value for prepayments and recurring cash flows was $63 million in the third quarter of 2013, compared to $80 million in the second quarter of 2013.  Accordingly, we believe we are starting to see the tail end of the impact of the recent refinancing wave on our mortgage servicing results.  Loan servicing income increased to $116 million in the third quarter of 2013 from the second quarter of 2013.  Increases in subservicing fees from the recognition of a full quarter of income from the subservicing portfolio assumed in the second quarter were offset by a decline in servicing fees from our capitalized portfolio.  Loan servicing income for the second quarter of 2013 also includes a loss of $21 million associated with the termination a reinsurance agreement.

Interest Rate Lock Commitments

IRLCs expected to close of $2.9 billion in the third quarter of 2013 declined 46% from the second quarter of 2013 and 57% from the third quarter of 2012, primarily reflecting declining demand for refinancings attributable to rising interest rates, a decline in wholesale/correspondent volume and a continued shift in mix toward fee-based production.

Total Loan Margin

Total loan margin on IRLCs expected to close for the third quarter of 2013 was 315 bps, a 33 bps decrease from the second quarter of 2013 and 105 bps less than the third quarter of 2012.  Margins narrowed in the third quarter of 2013, primarily due to continued mortgage interest rates at levels greater than during the recent refinancing wave.  Margins generally widen when mortgage interest rates decline and tighten when mortgage interest rates increase, as loan originators attempt to balance origination volume with operational capacity.

Mortgage Closing Volume

Total third quarter 2013 mortgage closings were $14.8 billion, unchanged from the second quarter of 2013.  Retail closings increased 8% in the third quarter of 2013 compared to the third quarter of 2012 and increased less than 1% compared to the second quarter of 2013, reflecting our continued strategy of growth in our retail channels.  Retail closings represented 91% of our total closings during the third quarter of 2013.  Fee-based closings continued to trend higher in the third quarter of 2013, increasing to 58% of total closings.  This was up from 47% of total closings in the second quarter of 2013 and 39% of total closings in the third quarter of 2012.

Unpaid Principal Balance of Mortgage Servicing Portfolio

At September 30, 2013, the UPB of our capitalized servicing portfolio was $131.2 billion, down 1% from June 30, 2013, and 9% from September 30, 2012.  These decreases reflect prepayments that were not fully offset by additions from new loan production.

At September 30, 2013, the UPB of our total loan servicing portfolio was $228.0 billion, representing a slight decrease from June 30, 2013, and a 23% increase from September 30, 2012.  The year-over-year increase in our total loan servicing portfolio primarily reflects approximately $47 billion of subservicing UPB assumed in the second quarter of 2013, partially offset by the aforementioned decline in the UPB of our capitalized servicing portfolio.

Mortgage Servicing Rights

At September 30, 2013, the book value of our mortgage servicing rights was $1.2 billion, up 21% from the end of 2012.  During the third quarter of 2013, $64 million in MSR value was added from newly-capitalized servicing rights from loans sold, and our MSR value decreased by $11 million due to market-related fair value adjustments.  Our MSR value decreased $63 million in the third quarter of 2013 related to prepayments and the receipt of recurring cash flows, primarily attributable to continued high prepayment speeds from refinances driven by lower mortgage interest rates earlier this year.

Repurchase and Foreclosure-related Charges

During the third quarter of 2013, additions to our repurchase and foreclosure-related reserves were solely attributable to new loan sales, reflecting a continued downward trend of repurchase requests.  Our repurchase and foreclosure-related charges during the second quarter of 2013 and the third quarter of 2012 were $11 million and $41 million, respectively.  Total repurchase and foreclosure-related reserves were $180 million at the end of the third quarter of 2013, compared to $191 million at the end of the second quarter of 2013.  As of September 30, 2013, the estimated amount of reasonably possible losses in excess of total repurchase and foreclosure-related reserves was $35 million, a $10 million decrease from the end of the second quarter of 2013, and primarily relates to our estimate of foreclosure-related charges that may not be reimbursed pursuant to government mortgage insurance programs in the event we do not file insurance claims.  Although Fannie Mae and Freddie Mac are still expected to be substantially complete with repurchase requests for pre-2009 origination years by the end of 2013, losses associated with government-insured loan foreclosures could persist into 2014 and beyond as loans continue to work through the foreclosure process and we evaluate loans and expenses that may not be eligible for insurance reimbursement.

Fleet Management Services

Segment Profit

In the third quarter of 2013, Fleet Management Services segment profit was $24 million, up from $21 million in both the second quarter of 2013 and the third quarter of 2012.  Sequential quarter segment profit growth reflects an increase in other income and a decline in operating expenses, partially offset by a decline in lease income.

Fleet Leasing

Net investment in fleet leases at September 30, 2013, decreased slightly compared to June 30, 2013, while average leased vehicle units remained unchanged during the third quarter of 2013.

Fleet Management Fees

In the third quarter of 2013, Fleet management fees decreased to $43 million from $44 million in the second quarter of 2013, primarily driven by lower client participation in driver safety training services.

Liquidity Update

Liquidity at September 30, 2013, included $1.2 billion in unrestricted cash and cash equivalents.

As of September 30, 2013, we had no outstanding balances on our $305 million in total unsecured revolving credit facilities or our $121 million Canadian secured revolving credit facility.

On August 20, 2013, we closed our offering of $350 million in aggregate principal amount of 6.375% Senior notes due 2021.  We used the net proceeds of the offering primarily to repurchase $280 million outstanding aggregate principal amount of our 9.25% Senior notes due 2016 and to pay approximately $50 million in tender premiums and related costs.  There was $170 million aggregate principal amount of Senior notes due 2016 that remained outstanding at September 30, 2013.

Conference Call/Webcast

The Company will host a conference call at 10:00 a.m. (Eastern Time) on Thursday, November 7, 2013, to discuss its third quarter 2013 results. All interested parties are welcome to participate. You can access the conference call by dialing (888) 747-4632 or (913) 312-1489 and using the conference ID 7913121 approximately 10 minutes prior to the call. The conference call will also be webcast, which can be accessed from the Investor Relations page of PHH’s website at www.phh.com/invest under webcasts and presentations.

An investor presentation of supplemental schedules will be available by visiting the Investor Relations page of PHH’s website at www.phh.com/invest on Thursday, November 7, 2013, prior to the start of the conference call.

A replay will be available beginning shortly after the end of the call through November 22, 2013, by dialing (888) 203-1112 or (719) 457-0820 and using conference ID 7913121, or by visiting the Investor Relations page of PHH’s website at www.phh.com/invest.

About PHH Corporation

Headquartered in Mount Laurel, New Jersey, PHH Corporation is a leading provider of business process management services for the mortgage and fleet industries. Its subsidiary, PHH Mortgage, is one of the largest originators and servicers of residential mortgages in the United States(1), and its subsidiary, PHH Arval, is a leading fleet management services provider in the United States and Canada. PHH is dedicated to delivering premier customer service and providing value-added solutions to its clients. For additional information about PHH and its subsidiaries, please visit the Company’s website at www.phh.com.

(1) Inside Mortgage Finance, Copyright 2013

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Generally, forward looking-statements are not based on historical facts but instead represent only our current beliefs regarding future events.  All forward-looking statements are, by their nature, subject to risks, uncertainties and other factors that could cause actual results, performance or achievements to differ materially from those expressed or implied in such forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.  Such statements may be identified by words such as “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could.”

You should understand that forward-looking statements are not guarantees of performance or results and are preliminary in nature. You should consider the areas of risk described under the heading “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our periodic reports filed with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, in connection with any forward-looking statements that may be made by us or our businesses generally. Such periodic reports are available in the “Investors” section of our website at http://www.phh.com and are also available at http://www.sec.gov.  Except for our ongoing obligations to disclose material information under the federal securities laws, applicable stock exchange listing standards and unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements or to report the occurrence or non-occurrence of anticipated or unanticipated events.

Contact Information:

Investors

Jim Ballan

jim.ballan@phh.com

856-917-4311

Media

Dico Akseraylian

dico.akseraylian@phh.com

410-771-2038

PHH CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
REVENUES
Mortgage fees	$86	$91	$247	$254
Fleet management fees	43	45	130	137
Net fee income	129	136	377	391
Fleet lease income	339	340	1,014	1,014
Gain on mortgage loans, net	109	257	493	695
Mortgage interest income	20	24	59	70
Mortgage interest expense	(47)	(54)	(143)	(162)
Mortgage net finance expense	(27)	(30)	(84)	(92)
Loan servicing income	116	112	312	333
Change in fair value of mortgage servicing rights	(74)	(225)	6	(451)
Net derivative gain (loss) related to mortgage servicing rights	—	8	(17)	5
Valuation adjustments related to mortgage servicing rights, net	(74)	(217)	(11)	(446)
Net loan servicing income (loss)	42	(105)	301	(113)
Other income	23	26	66	65
Net revenues	615	624	2,167	1,960
EXPENSES
Salaries and related expenses	160	159	482	438
Occupancy and other office expenses	16	15	48	43
Depreciation on operating leases	305	304	912	908
Fleet interest expense	15	18	44	52
Other depreciation and amortization	8	7	24	19
Other operating expenses	185	177	477	512
Total expenses	689	680	1,987	1,972
(Loss) income before income taxes	(74)	(56)	180	(12)
Income tax (benefit) expense	(28)	(33)	60	(32)
Net (loss) income	(46)	(23)	120	20
Less: net income attributable to noncontrolling interest	6	19	30	44
Net (loss) income attributable to PHH Corporation	$(52)	$(42)	$90	$(24)
Basic (loss) earnings per share attributable to PHH Corporation	$(0.90)	$(0.74)	$1.58	$(0.42)
Diluted (loss) earnings per share attributable to PHH Corporation	$(0.90)	$(0.74)	$1.38	$(0.42)

PHH CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	September 30,	December 31,
	2013	2012

ASSETS
Cash and cash equivalents	$1,155	$829
Restricted cash, cash equivalents and investments	254	425
Mortgage loans held for sale	1,155	2,174
Accounts receivable, net	939	797
Net investment in fleet leases	3,701	3,636
Mortgage servicing rights	1,237	1,022
Property, plant and equipment, net	73	79
Goodwill	25	25
Other assets (1)	560	616
Total assets	$9,099	$9,603

LIABILITIES AND EQUITY
Accounts payable and accrued expenses	$750	$586
Debt	5,808	6,554
Deferred taxes	673	622
Other liabilities	225	279
Total liabilities	7,456	8,041
Commitments and contingencies	—	—
Total PHH Corporation stockholders’ equity	1,618	1,526
Noncontrolling interest	25	36
Total equity	1,643	1,562
Total liabilities and equity	$9,099	$9,603

(1) Includes intangible assets of $29 million and $31 million as of September 30, 2013 and December 31, 2012, respectively.

Segment Results

(In millions)

	Third Quarter 2013					Third Quarter 2012
	Mortgage Production Segment	Mortgage Servicing Segment	Fleet Management Services Segment	Other	Total PHH Corporation	Total PHH Corporation
Net fee income	$86	$—	$43	$—	$129	$136
Fleet lease income	—	—	339	—	339	340
Gain on mortgage loans	109	—	—	—	109	257
Mortgage interest income	18	2	—	—	20	24
Mortgage interest expense:
Asset-backed interest expense	(14)	(1)	—	—	(15)	(22)
Allocated interest expense	(18)	(14)	—	—	(32)	(32)
Loan servicing income (1)	—	116	—	—	116	112
MSR fair value adjustments:
Prepayments and receipt of recurring cash flows	—	(63)	—	—	(63)	(75)
Market-related (2)	—	(11)	—	—	(11)	(150)
Net derivative gain related to MSRs	—	—	—	—	—	8
Other income	1	—	22	—	23	26
Net revenues	182	29	404	—	615	624
Salaries and related expenses	111	14	17	18	160	159
Occupancy and other office expenses	9	3	3	1	16	15
Depreciation on operating leases	—	—	305	—	305	304
Fleet interest expense:
Asset-backed interest expense	—	—	15	—	15	17
Allocated interest expense	—	—	—	—	—	1
Other depreciation and amortization	4	—	2	2	8	7
Other expenses:
Direct origination expenses	27	—	—	—	27	31
Repurchase and foreclosure-related	—	—	—	—	—	41
Direct foreclosure and REO expenses	—	14	—	—	14	9
Cost of goods sold	—	—	20	—	20	21
Equipment and software expenses	1	3	—	5	9	10
Professional fees and consulting	5	4	1	17	27	16
Overhead Allocation - IT	15	3	6	(24)	—	—
Overhead Allocation - Other	11	3	6	(20)	—	—
Other (3)	15	13	5	55	88	49
Other expenses	74	40	38	33	185	177
Total expenses	198	57	380	54	689	680
(Loss) income before income taxes	(16)	(28)	24	(54)	$(74)	$(56)
Less: income attributable to noncontrolling interest	6	—	—	—
Segment (loss) profit	$(22)	$(28)	$24	$(54)

(1)

Loan servicing income was not impacted by reinsurance results during the three months ended September 30, 2013 since all contractual reinsurance agreements were terminated in prior periods. The net reinsurance results were not significant for the three months ended September 30, 2012.

(2)

Represents the Change in fair value of mortgage servicing rights due to changes in market inputs and assumptions used in the valuation model. The fair value of our MSRs is estimated based upon projections of expected future cash flows from our MSRs considering prepayment estimates, our historical prepayment rates, portfolio characteristics, interest rates based on interest rate yield curves, implied volatility and other economic factors.

(3)

Other includes pre-tax losses of $54 million and $13 million for the three months ended September 30, 2013 and 2012, respectively related to the early repayment of Senior notes due 2016 during 2013 and Medium-term notes due 2013 during 2012.

Segment Results

(In millions)

	Nine Months Ended September 30, 2013					Nine Months Ended September 30, 2012
	Mortgage Production Segment	Mortgage Servicing Segment	Fleet Management Services Segment	Other	Total PHH Corporation	Total PHH Corporation
Net fee income	$247	$—	$130	$—	$377	$391
Fleet lease income	—	—	1,014	—	1,014	1,014
Gain on mortgage loans	493	—	—	—	493	695
Mortgage interest income	53	7	—	(1)	59	70
Mortgage interest expense:
Asset-backed interest expense	(42)	(6)	—	—	(48)	(62)
Allocated interest expense	(57)	(38)	—	—	(95)	(100)
Loan servicing income (1)	—	312	—	—	312	333
MSR fair value adjustments:
Prepayments and receipt of recurring cash flows	—	(220)	—	—	(220)	(199)
Market-related (2)	—	226	—	—	226	(252)
Net derivative (loss) gain related to MSRs	—	(17)	—	—	(17)	5
Other income	5	—	61	—	66	65
Net revenues	699	264	1,205	(1)	2,167	1,960
Salaries and related expenses	334	39	53	56	482	438
Occupancy and other office expenses	26	9	10	3	48	43
Depreciation on operating leases	—	—	912	—	912	908
Fleet interest expense:
Asset-backed interest expense	—	—	45	(1)	44	50
Allocated interest expense	—	—	—	—	—	2
Other depreciation and amortization	10	1	7	6	24	19
Other expenses:
Direct origination expenses	89	—	—	—	89	92
Repurchase and foreclosure-related	—	26	—	—	26	145
Direct foreclosure and REO expenses	—	49	—	—	49	29
Cost of goods sold	—	—	53	—	53	53
Equipment and software expenses	3	10	—	15	28	27
Professional fees and consulting	19	12	4	41	76	51
Overhead Allocation - IT	40	9	18	(67)	—	—
Overhead Allocation - Other	34	8	18	(60)	—	—
Other (3)	47	30	19	60	156	115
Other expenses	232	144	112	(11)	477	512
Total expenses	602	193	1,139	53	1,987	1,972
Income (loss) before income taxes	97	71	66	(54)	$180	$(12)
Less: income attributable to noncontrolling interest	30	—	—	—
Segment profit (loss)	$67	$71	$66	$(54)

(1)

Loan servicing income includes a net reinsurance loss of $19 million for both the nine months ended September 30, 2013 and 2012, which includes $21 million and $16 million, respectively of losses on the termination of inactive reinsurance agreements.

(2)

Represents the Change in fair value of mortgage servicing rights due to changes in market inputs and assumptions used in the valuation model. The fair value of our MSRs is estimated based upon projections of expected future cash flows from our MSRs considering prepayment estimates, our historical prepayment rates, portfolio characteristics, interest rates based on interest rate yield curves, implied volatility and other economic factors.

(3)

Other includes pre-tax losses of $54 million and $13 million for the nine months ended September 30, 2013 and 2012, respectively related to the early repayment of Senior notes due 2016 during 2013 and Medium-term notes due 2013 during 2012.

Mortgage Production Segment

($ In millions)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2013	2012	Change	2013	2012	Change
Loans closed to be sold	$6,239	$8,793	(29)%	$21,983	$27,529	(20)%
Fee-based closings	8,532	5,595	52%	20,878	13,642	53%
Total closings	$14,771	$14,388	3%	$42,861	$41,171	4%
Purchase closings	$5,985	$4,731	27%	$14,468	$13,591	6%
Refinance closings	8,786	9,657	(9)%	28,393	27,580	3%
Total closings	$14,771	$14,388	3%	$42,861	$41,171	4%
Retail closings - PLS	$10,313	$8,469	22%	$28,326	$22,437	26%
Retail closings - Real Estate	3,166	3,997	(21)%	10,074	10,575	(5)%
Total retail closings	13,479	12,466	8%	38,400	33,012	16%
Wholesale/correspondent closings	1,292	1,922	(33)%	4,461	8,159	(45)%
Total closings	$14,771	$14,388	3%	$42,861	$41,171	4%
Retail - PLS (in units)	24,258	23,344	4%	73,160	66,601	10%
Retail - Real Estate (in units)	12,934	15,675	(17)%	40,913	42,534	(4)%
Total retail	37,192	39,019	(5)%	114,073	109,135	5%
Wholesale/correspondent (in units)	5,800	8,764	(34)%	19,882	38,710	(49)%
Total closings (in units)	42,992	47,783	(10)%	133,955	147,845	(9)%
Loans sold	$7,016	$8,808	(20)%	$23,238	$28,285	(18)%
Applications	$12,598	$18,579	(32)%	$48,467	$55,088	(12)%
IRLCs expected to close	$2,911	$6,769	(57)%	$13,252	$20,394	(35)%
Total loan margin (in basis points)	315	420	(25)%	349	388	(10)%

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2013	2012	Change	2013	2012	Change
Mortgage fees	$86	$91	(5)%	$247	$254	(3)%
Gain on mortgage loans, net	109	257	(58)%	493	695	(29)%
Mortgage net finance expense	(14)	(16)	13%	(46)	(49)	6%
Other income	1	5	(80)%	5	9	(44)%
Net revenues	182	337	(46)%	699	909	(23)%
Salaries and related expenses	111	114	(3)%	334	307	9%
Occupancy and other office expenses	9	8	13%	26	23	13%
Other depreciation and amortization	4	2	100%	10	5	100%
Other operating expenses	74	72	3%	232	213	9%
Total expenses	198	196	1%	602	548	10%
(Loss) income before income taxes	(16)	141	n/m (1)	97	361	(73)%
Less: net income attributable to noncontrolling interest	6	19	(68)%	30	44	(32)%
Segment (loss) profit	$(22)	$122	n/m (1)	$67	$317	(79)%

(1)   n/m —Not meaningful

Mortgage Servicing Segment

($ In millions)

	As of September 30,
	2013	2012	Change
Total loan servicing portfolio	$227,973	$185,143	23%
Number of loans serviced	1,232,712	1,032,823	19%
Capitalized loan servicing portfolio	$131,158	$144,780	(9)%
Capitalized servicing rate	0.94%	0.69%
Capitalized servicing multiple	3.2	2.3
Weighted-average servicing fee (in basis points)	29	30

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2013	2012	Change	2013	2012	Change
Average total loan servicing portfolio	$228,318	$189,287	21%	$205,380	$186,323	10%
Average capitalized loan servicing portfolio	132,045	146,189	(10)%	135,281	147,722	(8)%
Payoffs and principal curtailments of capitalized portfolio	7,496	10,463	(28)%	28,254	27,102	4%

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2013	2012	Change	2013	2012	Change
Mortgage net finance expense	$(13)	$(14)	7%	$(37)	$(42)	12%
Loan servicing income	116	112	4%	312	333	(6)%
Valuation adjustments related to mortgage servicing rights, net	(74)	(217)	66%	(11)	(446)	98%
Other income	—	1	(100)%	—	—	—
Net revenues	29	(118)	n/m (1)	264	(155)	n/m (1)
Salaries and related expenses	14	9	56%	39	28	39%
Occupancy and other office expenses	3	3	—	9	7	29%
Other depreciation and amortization	—	—	—	1	—	100%
Other operating expenses	40	75	(47)%	144	237	(39)%
Total expenses	57	87	(34)%	193	272	(29)%
Segment (loss) profit	$(28)	$(205)	86%	$71	$(427)	n/m (1)

(1)	n/m - Not meaningful

	September 30, 2013		December 31, 2012
	Number of Loans	Unpaid Balance	Number of Loans	Unpaid Balance
Portfolio Delinquency(2)
30 days	2.38%	1.80%	2.45%	1.93%
60 days	0.77%	0.61%	0.64%	0.52%
90 or more days	1.07%	0.93%	0.80%	0.70%
Total(1)	4.22%	3.34%	3.89%	3.15%
Foreclosure/real estate owned(3)	2.45%	2.39%	2.05%	1.92%

(1)

Excluding the subservicing portfolio assumed during 2013, the Company’s total portfolio delinquency and foreclosure/real estate owned based on the number of loans were 3.77% and 1.92%, respectively, and based on the unpaid principal balance were 2.83% and 1.70%, respectively.

(2)	Represents portfolio delinquencies as a percentage of the total number of loans and the total unpaid balance of the portfolio.

(3)

As of September 30, 2013 and December 31, 2012, the total servicing portfolio included 25,268 and 17,329 of loans in foreclosure with an unpaid principal balance of $4.8 billion and $3.0 billion, respectively. Excluding the subservicing portfolio assumed during 2013, the Company’s total servicing portfolio included 15,071 of loans in foreclosure with an unpaid principal balance of $2.7 billion.

Fleet Management Services Segment

	Average for the			Average for the
	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2013	2012	Change	2013	2012	Change
	(In thousands of units)
Leased vehicles	258	264	(2)%	258	267	(3)%
Maintenance service cards	342	345	(1)%	337	344	(2)%
Fuel cards	312	308	1%	310	302	3%
Accident management vehicles	317	304	4%	312	311	—

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2013	2012	Change	2013	2012	Change
	(In millions)
Fleet management fees	$43	$45	(4)%	$130	$137	(5)%
Fleet lease income	339	340	—	1,014	1,014	—
Other income	22	20	10%	61	56	9%
Net revenues	404	405	—	1,205	1,207	—
Salaries and related expenses	17	16	6%	53	48	10%
Occupancy and other office expenses	3	3	—	10	10	—
Depreciation on operating leases	305	304	—	912	908	—
Fleet interest expense	15	17	(12)%	45	53	(15)%
Other depreciation and amortization	2	3	(33)%	7	8	(13)%
Other operating expenses	38	41	(7)%	112	113	(1)%
Total expenses	380	384	(1)%	1,139	1,140	—
Segment profit	$24	$21	14%	$66	$67	(1)%

DEBT AND BORROWING ARRANGEMENTS

The following table summarizes the components of Debt:

	September 30, 2013		December 31, 2012
		Wt. Avg-		Wt. Avg-
		Interest		Interest
	Balance	Rate(1)	Balance	Rate(1)
	(In millions)
Term notes, in amortization	$930	1.2%	$424	2.2%
Term notes, in revolving period	1,300	0.7%	1,593	1.0%
Variable-funding notes	1,259	1.7%	1,415	1.6%
Other	18	5.0%	25	5.1%
Vehicle Management Asset-Backed Debt	3,507		3,457
Secured Canadian credit facility	—	—%	—	—%
Committed warehouse facilities	988	1.9%	1,875	2.0%
Uncommitted warehouse facilities	—	—%	—	—%
Servicing advance facility	64	2.7%	66	2.7%
Mortgage Asset-Backed Debt	1,052		1,941
Term notes	803	7.3%	732	8.5%
Convertible notes(2)	446	5.0%	424	5.0%
Unsecured credit facilities	—	—%	—	—%
Unsecured Debt	1,249		1,156
Total	$5,808		$6,554

(1)         Represents the weighted-average stated interest rate of outstanding debt as of the respective date, which may be different from the effective rate due to the amortization of premiums, discounts and issuance costs.  Facilities are variable-rate, except for the Unsecured Term notes and Convertible notes which are fixed-rate.

(2)         Balance is net of unamortized discounts of $54 million and $76 million as of September 30, 2013 and December 31, 2012, respectively.  The effective interest rate of the Convertible notes is 13%, which includes the accretion of the discount and issuance costs.  Excludes $214 million and $195 million as of September 30, 2013, and December 31, 2012, respectively, related to the if-converted value of the 2017 Convertible notes, as the conversion premium may be settled in either cash or shares upon conversion, at the Company’s election.

AVAILABLE FUNDING AND BORROWING CAPACITY

Capacity under all borrowing agreements is dependent upon maintaining compliance with, or obtaining waivers of, the terms, conditions and covenants of the respective agreements. Available capacity under asset-backed funding arrangements may be further limited by asset eligibility requirements. Available capacity under committed borrowing arrangements as of September 30, 2013 consisted of:

		Utilized	Available
	Capacity	Capacity	Capacity
		(In millions)
Vehicle Management Asset-Backed Debt:
Term notes, in revolving period	$1,300	$1,300	$—
Variable-funding notes	2,092	1,259	833
Secured Canadian credit facility	121	—	121
Mortgage Asset-Backed Debt:
Committed warehouse facilities	3,143	988	2,155
Servicing advance facility	120	64	56
Unsecured credit facilities(1)	305	—	305

(1)         Capacity amount shown reflects the contractual maximum capacity of the facility.  The available capacity of this facility is subject to the satisfaction of compliance with a borrowing base coverage ratio test.

Capacity for Mortgage asset-backed debt shown above excludes $2.3 billion not drawn under uncommitted facilities, and $412 million available under committed off-balance sheet gestation facilities.

* NOTE REGARDING NON-GAAP FINANCIAL MEASURES

Core earnings or loss (pre-tax and after-tax), core earnings or loss per share, adjusted cash flow, tangible book value and tangible book value per share are financial measures that are not in accordance with GAAP. See Non-GAAP Reconciliations below for a reconciliation of these measures to the most directly comparable GAAP financial measures as required by Regulation G.

Core earnings or loss (pre-tax and after-tax) and core earnings or loss per share involves differences from Segment profit or loss, Income or loss before income taxes, Net income or loss attributable to PHH Corporation and Basic earnings or loss per share attributable to PHH Corporation computed in accordance with GAAP. Core earnings or loss (pre-tax and after-tax) and core earnings or loss per share should be considered as supplementary to, and not as a substitute for, Segment profit (loss), Income (loss) before income taxes, Net income (loss) attributable to PHH Corporation or Basic earnings (loss) per share attributable to PHH Corporation computed in accordance with GAAP as a measure of the Company’s financial performance.

Adjusted cash flow involves differences from Net increase or decrease in cash and cash equivalents computed in accordance with GAAP.  Adjusted cash flow should be considered as supplementary to, and not as a substitute for, Net increase or decrease in cash and cash equivalents computed in accordance with GAAP as a measure of the Company’s net increase or decrease in cash and cash equivalents.

Tangible book value and tangible book value per share involve differences from Total PHH Corporation stockholders’ equity computed in accordance with GAAP.  Tangible book value and tangible book value per share should be considered as supplementary to, and not as a substitute for, Total PHH Corporation stockholders’ equity computed in accordance with GAAP as a measure of the Company’s financial position.

The Company believes that these Non-GAAP Financial Measures can be useful to investors because they provide a means by which investors can evaluate the Company’s underlying key drivers and operating performance of the business, exclusive of certain adjustments and activities that investors may consider to be unrelated to the underlying economic performance of the business for a given period.

The Company also believes that any meaningful analysis of the Company’s financial performance by investors requires an understanding of the factors that drive the Company’s underlying operating performance which can be obscured by significant unrealized changes in value of the Company’s mortgage servicing rights, as well as any gain or loss on derivatives that are intended to offset market-related fair value adjustments on the Company’s mortgage servicing rights, in a given period that are included in Segment profit (loss), Income (loss) before income taxes, Net income (loss) attributable to PHH Corporation and Basic earnings (loss) per share attributable to PHH Corporation in accordance with GAAP.

Core earnings or loss (pre-tax and after-tax) and core earnings or loss per share

Core earnings or loss (pre-tax and after-tax) and core earnings or loss per share measure the Company’s financial performance excluding unrealized changes in fair value of the Company’s mortgage servicing rights that are based upon projections of expected future cash flows and prepayments as well as realized and unrealized changes in the fair value of derivatives that are intended to offset changes in the fair value of mortgage servicing rights.  The changes in fair value of mortgage servicing rights and related derivatives are highly sensitive to changes in interest rates and are dependent upon the level of current and projected interest rates at the end of each reporting period.

Value lost from actual prepayments and recurring cash flows are recorded when actual cash payments or prepayments of the underlying loans are received, and are included in core earnings based on the current fair value of the mortgage servicing rights at the time the payments are received.

The presentation of core earnings is designed to more closely align the timing of recognizing the actual value lost from prepayments in the mortgage servicing segment with the associated value created through new originations in the mortgage production segment.  The Company believes that it will likely replenish most, if not all, realized value lost from changes in value from actual prepayments through new loan originations and actively manages and monitors economic replenishment rates to measure its ability to continue to do so. Therefore, management does not believe the unrealized change in value of the mortgage servicing rights is representative of the economic change in value of the business as a whole.

Core earnings metrics are used in managing the Company’s mortgage business.  The Company has also designed certain management incentives based upon the achievement of core earnings targets, subject to potential adjustments that may be made at the discretion of the Human Capital and Compensation Committee of the Company’s Board of Directors.

Limitations on the use of Core Earnings

Since core earnings or loss (pre-tax and after-tax) and core earnings or loss per share measure the Company’s financial performance excluding unrealized changes in value of mortgage servicing rights, such measures may not appropriately reflect the rate of value lost on subsequent actual payments or prepayments over time. As such, core earnings or loss (pre-tax and after-tax) and core earnings or loss per share may tend to overstate operating results in a declining interest rate environment and understate operating results in a rising interest rate environment, absent the effect of any offsetting gains or losses on derivatives that are intended to offset changes in fair value on the Company’s mortgage servicing rights.

Adjusted cash flow

Adjusted cash flow measures the Company’s Net increase or decrease in cash and cash equivalents for a given period excluding changes resulting from the issuance of equity, the purchase of derivative securities related to the Company’s stock or the issuance or repayment of unsecured or other debt by PHH Corporation.  The Company believes that Adjusted cash flow is a useful measure for investors because the Company’s ability to repay future unsecured debt maturities or return capital to equity holders is highly dependent on a demonstrated ability to generate cash.  Accordingly, the Company believes that Adjusted cash flow may assist investors in determining the amount of cash and cash equivalents generated from business activities during a period that is available to repay unsecured debt or distribute to holders of the Company’s equity.

Adjusted cash flow can be generated through a combination of earnings, more efficient utilization of asset-backed funding facilities, or an improved working capital position.  Adjusted cash flow can vary significantly between periods based upon a variety of potential factors including, but not limited to, timing related to cash collateral postings, mortgage origination volumes and margins, fleet vehicle purchases, sales, and related securitizations.

Adjusted cash flow is not a substitute for the Net increase or decrease in cash and cash equivalents for a period and is not intended to provide the Company’s total sources and uses of cash or measure its change in liquidity.  As such, it is important that investors review the Company’s consolidated statement of cash flows for a more detailed understanding of the drivers of net cash provided by (used in) operating activities, investing activities, and financing activities.

Adjusted cash flow metrics are used in managing the Company’s mortgage and fleet businesses.  The Company has also designed certain management incentives based upon the achievement of adjusted cash flow targets, subject to potential adjustments that may be made at the discretion of the Human Capital and Compensation Committee of the Company’s Board of Directors.

Tangible book value and Tangible book value per share

Tangible book value is a measure of Total PHH Corporation stockholders’ equity computed in accordance with GAAP excluding the value of goodwill and other intangible assets. Tangible book value per share is a measure of tangible book value, on a per share basis, using the number of shares of outstanding PHH Corporation common stock as of the applicable measurement date.  Certain of the Company’s debt agreements contain indebtedness-to-tangible net worth ratio covenants, and such ratios are calculated using a measure of tangible net worth that is calculated on a basis similar to the Company’s calculation of tangible book value.  Accordingly, the Company believes that tangible book value and tangible book value per share provide useful supplementary information to investors.

NON-GAAP RECONCILIATIONS — CORE EARNINGS

(In millions, except per share data)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
(Loss) income before income taxes — as reported	$(74)	$(56)	$180	$(12)
Less: net income attributable to noncontrolling interest	6	19	30	44
Segment (loss) profit	(80)	(75)	150	(56)
Market-related fair value adjustments (1)	11	150	(226)	252
Net derivative (gain) loss related to MSRs	—	(8)	17	(5)
Core (loss) earnings (pre-tax)	$(69)	$67	$(59)	$191

Net (loss) income attributable to PHH Corporation — as reported	$(52)	$(42)	$90	$(24)
Market-related fair value adjustments, net of taxes (1)(2)	7	89	(135)	149
Net derivative (gain) loss related to MSRs, net of taxes(2)	—	(5)	10	(3)
Core (loss) earnings (after-tax)	$(45)	$42	$(35)	$122

Basic (loss) earnings per share attributable to PHH Corporation — as reported	$(0.90)	$(0.74)	$1.58	$(0.42)
Market-related fair value adjustments, net of taxes (1)(3)	0.12	1.57	(2.37)	2.63
Net derivative loss (gain) related to MSRs, net of taxes(3)	—	(0.09)	0.18	(0.06)
Core (loss) earnings per share	$(0.78)	$0.74	$(0.61)	$2.15

(1)	Represents the Change in fair value of MSRs due to changes in market inputs and assumptions used in the valuation model.

(2)

For the three and nine months ended September 30, 2013, an incremental effective tax rate of 40% was applied to the MSRs valuation adjustments to arrive at the net of taxes amounts compared to an incremental effective tax rate of 41% for the three and nine months ended September 30, 2012.

(3)

Basic weighted-average shares outstanding of 57.383 million and 56.842 million for the three months ended September 30, 2013 and 2012, respectively and 57.318 million and 56.768 million for the nine months ended September 30, 2013 and 2012, respectively, were used to calculate per share amounts.

NON-GAAP RECONCILIATIONS — CORE EARNINGS BY SEGMENT

(In millions)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	Third Quarter 2013
	Mortgage Production Segment	Mortgage Servicing Segment	Fleet Management Services Segment	Other
Segment (loss) profit	$(22)	$(28)	$24	$(54)
Market-related fair value adjustments(1)	—	11	—	—
Core (loss) earnings	$(22)	$(17)	$24	$(54)

	Third Quarter 2012
	Mortgage Production Segment	Mortgage Servicing Segment	Fleet Management Services Segment	Other
Segment profit (loss)	$122	$(205)	$21	$(13)
Market-related fair value adjustments(1)	—	150	—	—
Net derivative gain related to MSRs	—	(8)	—	—
Core earnings (loss)	$122	$(63)	$21	$(13)

(1)	Represents the Change in fair value of MSRs due to changes in market inputs and assumptions used in the valuation model.

NON-GAAP RECONCILIATIONS — CORE EARNINGS BY SEGMENT

(In millions)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	Nine Months Ended September 30, 2013
	Mortgage Production Segment	Mortgage Servicing Segment	Fleet Management Services Segment	Other
Segment profit (loss)	$67	$71	$66	$(54)
Market-related fair value adjustments(1)	―	(226)	―	―
Net derivative loss (gain) related to MSRs	―	17	―	―
Core earnings (loss)	$67	$(138)	$66	$(54)

	Nine Months Ended September 30, 2012
	Mortgage Production Segment	Mortgage Servicing Segment	Fleet Management Services Segment	Other
Segment profit (loss)	$317	$(427)	$67	$(13)
Market-related fair value adjustments(1)	―	252	―	―
Net derivative loss (gain) loss related to MSRs	―	(5)	―	―
Core earnings (loss)	$317	$(180)	$67	$(13)

(1)         Represents the Change in fair value of MSRs due to changes in market inputs and assumptions used in the valuation model.

NON-GAAP RECONCILIATIONS — ADJUSTED CASH FLOW

(In millions)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net increase (decrease) in Cash and cash equivalents	$111	$(23)	$326	$263
Adjustments:
(Increase) decrease in unsecured borrowings	(70)	144	(70)	153
Issuances of common stock	(1)	(1)	(2)	(1)
Adjusted cash flow	$40	$120	$254	$415

NON-GAAP RECONCILIATIONS ― TANGIBLE BOOK VALUE

(In millions except share and per share data)

See “Note Regarding Non-GAAP Financial Measures” above in this press release for a description of the uses and limitations of the Non-GAAP Financial Measures.

Regulation G Reconciliation

	September 30,	December 31,
	2013	2012
PHH Corporation stockholders’ equity ― as reported	$1,618	$1,526
Goodwill	(25)	(25)
Intangible assets	(29)	(31)
Tangible book value	$1,564	$1,470
Common shares issued and outstanding	57,232,456	56,975,991
Tangible book value per share	$27.33	$25.80